Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1ST CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2011

Los Angeles, CA (August 10, 2011) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), today reported net income for the three and six months ended June 30, 2011 of $116,000 and $240,000, respectively, compared to $119,000 and $243,000 for the same periods last year.  Pre-tax, pre-provision earnings for the three and six months ended June 30, 2011 was $191,000 and $515,000, respectively, compared to $219,000 and $343,000 for the same periods last year.

Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of the Company stated, “I’m pleased to announce our second quarter results, highlights of which include:

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Growth in total assets from $308 million at December 31, 2010 to $361 million at June 30, 2011;

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Growth in total deposits from $258 million at December 31, 2010 to $303 million at June 30, 2011, with virtually all of that growth coming from our core deposits; and

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Improvement in our credit quality with non-performing assets reduced to 2.1% of total assets, a decline of over 57% from its peak in 2009.

In addition, our bank continues to maintain double the regulatory capital required to be considered ‘well capitalized’ and we remain liquid as represented by a loan-to-deposit ratio of 62%.  With our growth and our excellent capital and liquidity positions, coupled with our strong underwriting standards, I believe we’re well poised to benefit as the country’s economic conditions improve and with it quality loan demand returns.”

Jason P. DiNapoli, President and Chief Operating Officer of the Company stated, “Our core deposits have grown by over 29% during the first six months of this year, and have helped to maintain our cost of deposits at 29 basis points.  These core relationships represent an integral part of our Bank and I believe will be a valuable source of future business as the economy normalizes.”

Pre-tax, pre-provision earnings figures, which are non-GAAP financial measures, are presented because the Company believes adjusting its results to exclude tax and loan loss provisions provides stockholders with a useful metric for evaluating the core profitability of the Company.  A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings is provided in the summary financial information below.

2011 2nd Quarter Highlights

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The Bank’s total risk-based capital ratio was 20.30% at June 30, 2011, compared to the regulatory requirement of 10.00% for “well capitalized” financial institutions.  The Bank’s capital does not include any funding received in connection with TARP, nor other forms of capital such as trust preferred securities, convertible preferred stock or other equity or debt instruments.

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Total assets increased 17.1%, or $52.7 million, to $361.1 million at June 30, 2011, from $308.4 million at December 31,

2010.

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Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits, and money market deposits and savings, were $255.4 million and $197.9 million at June 30, 2011 and December 31, 2010, respectively, representing an increase of $57.5 million, or 29.1%.

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Cost of funds was 32 and 31 basis points for the three and six months ended June 30, 2011, respectively, compared to 45 and 50 basis points for the same periods last year.

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Investment securities increased by $17.8 million, or 30.5%, to $76.3 million at June 30, 2011, from $58.5 million at December 31, 2010.  During the six months ended June 30, 2011, the Company increased the level of investment purchases as a result of excess liquidity generated by deposit growth and a lack of quality loan demand that adheres to our underwriting criteria.

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Gross loans increased $7.4 million, or 4.1%, to $186.7 million at June 30, 2011 from $179.3 million at December 31, 2010.  Loan originations were $10.5 million and $40.4 million during the three and six months ended June 30, 2011, compared to $8.0 million and $17.9 million during the same periods last year.

•

As of June 30, 2011, the allowance for loan losses (“ALL”) was $5.1 million, or 2.72% of gross loans, compared to $5.3 million, or 2.95% of gross loans, at December 31, 2010.  The ALL to total non-performing loans was 75.84% and 74.22% at June 30, 2011 and December 31, 2010, respectively.

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Non-performing loans decreased $414,000, or 5.8%, to $6.7 million at June 30, 2011 from $7.1 million at December 31, 2010.  Non-performing loans to total loans was 3.59% and 3.97% at June 30, 2011 and December 31, 2010, respectively.

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Non-performing assets as a percentage of total assets declined to 2.09% at June 30, 2011, compared to 2.58% at December 31, 2010.

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Net interest margin was 3.21% and 3.39% during the three and six months ended June 30, 2011, respectively, compared to 3.80% and 3.88% for the same periods last year.

•

For the three and six months ended June 30, 2011, the Company recorded net income of $116,000, or $0.01 per diluted share, and $240,000, or $0.03 per diluted share, respectively.  During the same periods last year, the Company reported net income of $119,000, or $0.01 per diluted share, and $243,000, or $0.03 per diluted share.

Capital Adequacy

At June 30, 2011, the Company’s stockholders’ equity totaled $45.1 million compared to $44.3 million at December 31, 2010.  At June 30, 2011, the Bank’s total risk-based capital ratio, tier 1 risk-based capital ratio, and tier 1 leverage ratio were 20.30%, 19.04%, and 11.83%, respectively, compared to the regulatory requirements for “well capitalized” financial institutions of 10.00%, 6.00%, and 5.00%, respectively.

Balance Sheet

Total assets increased 17.1%, or $52.7 million, to $361.1 million at June 30, 2011, from $308.4 million at December 31, 2010. The increase in total assets was primarily attributable to increases in cash and cash equivalents, investment securities and gross loans.  Cash and cash equivalents increased $27.7 million, or 40.1%, from $69.0 million at December 31, 2010 to $96.7 million at June 30, 2011.  This increase was primarily attributable to the growth in our deposit portfolio during the period.  Investment securities at June 30, 2011 were $76.3 million, representing an increase of $17.8 million, or 30.5%, from $58.5 million at December 31, 2010.  Gross loans at June 30, 2011 were $186.7 million, representing an increase of $7.4 million, or 4.1%, from $179.3 million at December 31, 2010.  Loan originations were $10.5 million and $40.4 million during the three and six months ended June 30, 2011, compared to $8.0 million and $17.9 million during the same periods last year.

Total liabilities at June 30, 2011 increased by $51.9 million, or 19.7%, to $315.9 million as compared to $264.0 million at December 31, 2010.  This increase was primarily due to increases in non-interest bearing deposits and money market deposits and savings of $15.3 million and $46.7 million, respectively, due to continued core deposit gathering efforts, partially offset by declines of $12.1 million and $4.5 million in certificates of deposit and interest bearing demand accounts, respectively.  Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits and money market deposits and savings, were $255.4 million and $197.9 million at June 30, 2011 and December 31, 2010, respectively, representing an increase of $57.5 million, or 29.1%.

The increase in total liabilities was also partially due to an $8.0 million increase in other borrowings, which were primarily utilized to fund additional loan production during the period.

Credit Quality

Allowance and Provision for Loan Losses

The ALL was $5.1 million, or 2.72% of our total loan portfolio, at June 30, 2011 as compared to $5.3 million, or 2.95% of our total loan portfolio, at December 31, 2010.  The decline in our ratio of ALL to total loans was primarily a function of improving trends within our loan portfolio.  During the six months ended June 30, 2011, our non-performing loans declined to $6.7 million from $7.1 million at December 31, 2010, and the ratio of our ALL to total non-performing loans improved to 75.84% at June 30, 2011 compared to 74.22% at December 31, 2010.  In addition, our ratio of non-performing loans to total loans was 3.59% and 3.97% at June 30, 2011 and December 31, 2010, respectively, and has declined for seven consecutive quarters, or 46.10% since the third quarter of 2009.

The ALL is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans, as well as specific reserves and charge-off activities.  The provision for loan losses was $75,000 and $275,000 for the three and six months ended June 30, 2011, respectively, compared to $100,000 for both the three and six months ended June 30, 2010.  We incurred net charge-offs of $467,000 and $474,000 during the three and six months ended June 30, 2011, compared to net charge-offs of $655,000 and $631,000 during the same periods last year.  Management believes that the ALL as of June 30, 2011 and December 31, 2010 was adequate to absorb known and inherent risks in the loan portfolio.

Non-Performing Assets

Non-performing assets totaled $7.5 million and $8.0 million at June 30, 2011 and December 31, 2010, respectively.  Non-accrual loans totaled $6.7 million and $7.1 million at June 30, 2011 and December 31, 2010, respectively.  At June 30, 2011, non-accrual loans consisted of four commercial loans totaling $2.3 million, two commercial real estate loans totaling $4.1 million and one consumer related loan totaling $345,000.  As of June 30, 2011, other real estate owned (“OREO”) consisted of two single-family residential properties totaling $845,000, which are both located in California.  As a percentage of total assets, the amount of non-performing assets was 2.09% and 2.58% at June 30, 2011 and December 31, 2010, respectively.

Net Interest Income and Margin

During the three and six months ended June 30, 2011, net interest income was $2.7 million and $5.4 million compared to $2.4 million and $4.9 million for the same periods last year.  The increases in net interest income during the three and six months ended June 30, 2011, was primarily related to an increase in loan and investment income earned as compared to the same periods last year, as well as a decline in interest expense incurred in connection with the Bank’s other borrowings.

The Company’s net interest margin (net interest income divided by average interest earning assets) was 3.21% for the three months ended June 30, 2011, compared to 3.80% for the same period last year.  During the three months ended June 30, 2011, the 59 basis point decline in net interest margin was primarily due to a decrease in the yield on earning assets of 70 basis points, partially offset by a decline of 20 basis points in the cost of interest bearing deposits and borrowings.  The decrease in yield on earning assets was primarily attributable to a general decline in interest rates earned on these assets during the three months ended June 30, 2011, as compared to the same period last year, as well as an increase in the average balance of interest earning deposits at other financial institutions.  These deposits yielded approximately 25 basis points during the current period.  During the three months ended June 30, 2011 as compared to the same period last year, the decline in our cost of interest bearing deposits and borrowings was primarily attributable to a general decrease in interest rates paid on these accounts, as well as a decline in the average balance of borrowings.  The average cost of interest bearing deposits was 0.46% during the three months ended June 30, 2011 compared to 0.52% for the same period last year.  The average balance of borrowings decreased by $6.1 million during the three months ended June 30, 2011 as compared to the same period last year.  The average cost of borrowings was 1.41% during the three months ended June 30, 2011 compared to 2.67% for the same period last year.

The Company’s net interest margin was 3.39% for the six months ended June 30, 2011, compared to 3.88% for the same period last year.  During the six months ended June 30, 2011, the 49 basis point decline in net interest margin was primarily due to a decrease in the yield on earning assets of 64 basis points, partially offset by a decline of 26 basis points in the cost of interest bearing deposits and borrowings.  The decrease in yield on earning assets was primarily attributable to a general decline in interest rates earned on these assets during the six months ended June 30, 2011, as compared to the same period last year, as well as an increase in the average balance of interest earning deposits at other financial institutions.  These deposits yielded approximately 25 basis points during the six months ended June 30, 2011.  During the six months ended June 30, 2011 as compared to the same period last year, the decline in our cost of interest bearing deposits and borrowings was primarily attributable to a general decrease in interest rates paid on these accounts, as well as a decline in the average balance of borrowings.  The average cost of interest bearing deposits was 0.45% during the six months ended June 30, 2011 compared to 0.57% for the same period last year.  The average balance of borrowings decreased by $8.3 million during the six months ended June 30, 2011 as compared to the same period last year.  The average cost of borrowings was 1.47% during the six months ended June 30, 2011 compared to 2.72% for the same period last year.

Non-Interest Income

Non-interest income was $192,000 and $396,000 for the three and six months ended June 30, 2011, compared to $210,000 and $439,000 for the same periods last year.

Non-Interest Expense

Non-interest expense was $2.7 million and $5.3 million for the three and six months ended June 30, 2011, compared to $2.4 million and $5.0 million for the same periods last year.  The variance in non-interest expense was primarily due to the additional costs incurred in connection with expanding the Bank’s business development team and the opening of our Santa Monica relationship office during the current quarter.

Income Tax Provision

During the three and six months ended June 30, 2011 and 2010, we did not record an income tax provision related to our pre-tax earnings. Tax expense that would normally arise, because of the Company’s earnings, was not recorded because it was offset by a reduction in the valuation allowance on the Company’s deferred tax asset.

Net Income

For the three and six months ended June 30, 2011, the Company recorded net income of $116,000, or $0.01 per diluted share, and $240,000, or $0.03 per diluted share, respectively, compared to $119,000, or $0.01 per diluted share, and $243,000, or $0.03 per diluted share, for the same periods last year.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the Nasdaq Capital Market under the symbol “FCTY.”  The Company’s wholly-owned subsidiary, 1st Century Bank, N.A., is headquartered in the Century City area of Los Angeles, with a full service business bank in Century City, CA and a relationship office in Santa Monica, CA.  The Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank.  The Company maintains a website at www.1cbank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our current expectations and speak only as of the date hereof.  Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a further decline in economic conditions, (3) increased competition among financial service providers, (4) government regulation, and (5) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except per share data):

	June 30, 2011	December 31, 2010	June 30, 2010
Balance Sheet Results:	(unaudited)		(unaudited)
Total Assets	$361,085	$308,364	$280,073
Gross Loans	$186,653	$179,271	$166,104
Allowance for Loan Losses ("ALL")	$5,084	$5,283	$4,947
Non-Performing Assets	$7,549	$7,963	$8,644
Deposits:
Non-Interest Bearing Demand Deposits	$106,827	$91,501	$80,341
Interest Bearing Demand Deposits	29,132	33,632	25,999
Money Market Deposits and Savings	119,450	72,757	54,150
Certificates of Deposit	48,045	60,099	60,374
Total Deposits	$303,454	$257,989	$220,864
Total Stockholders' Equity	$45,143	$44,338	$47,141
Gross Loans to Deposits	61.51%	69.49%	75.21%
Ending Book Value per Share	$4.82	$4.77	$5.03

	Three Months Ended June 30,
Quarterly Operating Results (unaudited):	2011	2010
Net Interest Income	$2,719	$2,417
Provision for Loan Losses	$75	$100
Non-Interest Income	$192	$210
Non-Interest Expense	$2,720	$2,408
Income Tax Provision	$-	$-
Net Income	$116	$119
Basic Earnings per Share	$0.01	$0.01
Diluted Earnings per Share	$0.01	$0.01
Quarterly Net Interest Margin*	3.21%	3.80%

Reconciliation of QTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$116	$119
Provision for Loan Losses	75	100
Income Tax Provision	-	-
Pre-Tax, Pre-Provision Earnings	$191	$219

	Six Months Ended June 30,
YTD Operating Results (unaudited):	2011	2010
Net Interest Income	$5,430	$4,895
Provision for Loan Losses	$275	$100
Non-Interest Income	$396	$439
Non-Interest Expense	$5,311	$4,991
Income Tax Provision	$-	$-
Net Income	$240	$243
Basic Earnings per Share	$0.03	$0.03
Diluted Earnings per Share	$0.03	$0.03
YTD Net Interest Margin*	3.39%	3.88%

Reconciliation of YTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$240	$243
Provision for Loan Losses	275	100
Income Tax Provision	-	-
Pre-Tax, Pre-Provision Earnings	$515	$343

*Percentages are reported on an annualized basis.